UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2021

EVOQUA WATER TECHNOLOGIES CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-38272	46-4132761
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

210 Sixth Avenue Pittsburgh, Pennsylvania	15222
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (724) 772-0044

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	AQUA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 1, 2021, EWT Holdings III Corp. (“EWT III”), an indirect wholly-owned subsidiary of Evoqua Water Technologies Corp. (the “Company”), entered into a Credit Agreement (the “2021 Credit Agreement”) among EWT III, as the borrower, EWT Holdings II Corp. (“EWT II”), as parent guarantor, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and ING Capital, LLC, as sustainability coordinator.

The 2021 Credit Agreement provides for a multi-currency senior secured revolving credit facility in an aggregate principal amount not to exceed the U.S. dollar equivalent of $350.0 million (the “Revolving Credit Facility”) and a senior secured term loan facility relating to a term loan (the “Term Loan”) in the amount of $475.0 million (together with the Revolving Credit Facility, the “Senior Facilities”). The 2021 Credit Agreement also provides for a letter of credit sub-facility not to exceed $60.0 million. On April 1, 2021, EWT III borrowed the full amount of $475.0 million under the Term Loan and $105.0 million under the Revolving Credit Facility.

The Senior Facilities are guaranteed by EWT II and certain existing and future direct or indirect wholly-owned domestic subsidiaries of EWT III (together with EWT III, collectively, the “Loan Parties”), and collateralized by a first lien on substantially all of the assets of the Loan Parties, with certain exceptions, including: (i) any equity interest in, and any assets sold to or held by, Evoqua Finance LLC (“Evoqua Finance”), a special purpose entity and an indirect wholly-owned subsidiary of the Company, in connection with the Receivables Securitization Program (as defined below), (ii) any equity interest in, and any assets sold to or held by, any other special purpose entity that is an indirect subsidiary of the Company in connection with any other securitization facility permitted under the 2021 Credit Agreement, and (iii) any real property with a fair market value of $5.0 million or less, when considered individually, or $30.0 million or less when taken together with all other real property owned by the Loan Parties.

With respect to the Revolving Credit Facility, EWT III is required to pay a commitment fee based on the daily unused portion of the Revolving Credit Facility, as well as certain other fees to the agents and the arrangers under the Senior Facilities. Subject to the terms of the 2021 Credit Agreement, to the extent not previously paid, any amount owed under the Revolving Credit Facility will become due and payable in full on April 1, 2026.

With respect to the Term Loan, EWT III will pay quarterly installments of principal of $1,187,500.00 beginning on the last business day of June 2021. Subject to the terms of the 2021 Credit Agreement, to the extent not previously paid, any amount owed under the Term Loan will become due and payable in full on April 1, 2028.

Amounts outstanding under the Senior Facilities, at EWT III’s option, will bear interest at either (i) a Base Rate determined in accordance with the terms of the 2021 Credit Agreement, (ii) with respect to any amounts denominated in U.S. dollars or Sterling, a LIBO rate, or replacement thereof, as determined in accordance with the terms of the 2021 Credit Agreement, or (iii) with respect to amounts denominated in Euros, the EURIBOR rate, or replacement thereof, as determined in accordance with the terms of the 2021 Credit Agreement. In the case of the Revolving Credit Facility, an applicable margin based on the consolidated total leverage of EWT III and its restricted subsidiaries, as calculated in accordance with the terms of the 2021 Credit Agreement, will be added to the interest rate elected by EWT III; provided that the interest rate may be adjusted if EWT III meets certain metrics for a sustainability price adjustment prior to December 31, 2021. In the case of the Term Loan, a fixed applicable margin, calculated in accordance with the terms of the 2021 Credit Agreement, will be added to the interest rate elected by EWT III.

The net proceeds of the Senior Facilities, together with the net proceeds of the Receivables Securitization Program and cash on hand, will be used to repay all outstanding indebtedness, in an aggregate principal amount of approximately $814.6 million, under that certain First Lien Credit Agreement, dated January 15, 2014 (as amended, restated or otherwise modified from time to time prior to the effectiveness of the 2021 Credit Agreement, the “Existing Credit Agreement”), among EWT III, as the borrower, EWT II, as parent guarantor, the subsidiary guarantors party thereto, the lenders from time to time party thereto, and Credit Suisse AG, as administrative agent and collateral agent. The proceeds of the Revolving Credit Facility may also be used to finance or refinance the working capital and capital expenditures needs of EWT III and certain of its subsidiaries and for general corporate purposes.

EWT III and the other Loan Parties were in compliance with all applicable financial covenants set forth in the Existing Credit Agreement as of the effective date of the 2021 Credit Agreement.

The 2021 Credit Agreement contains customary representations, warranties, affirmative covenants and negative covenants, each substantially similar to those included in the Existing Credit Agreement, including, among other things, a springing maximum first lien leverage ratio of 5.55 to 1.00. The 2021 Credit Agreement is subject to acceleration upon various events of default, including, among other things, non-payment, failure to observe covenants set forth therein, inaccuracy of the representations or warranties set forth therein in any material respect, payment default on the Receivables Securitization Program or certain other indebtedness over a threshold amount, certain bankruptcy related events, certain Employee Retirement Income Security Act of 1974 violations, the occurrence of a change of control, and the invalidity or unenforceability of the 2021 Credit Agreement or certain other documents executed in connection therewith.

Also on April 1, 2021, Evoqua Finance entered into an accounts receivable securitization program (the “Receivables Securitization Program”) consisting of, among other agreements, (i) a Receivables Financing Agreement (the “Receivables Financing Agreement”) among Evoqua Finance, as the borrower, the lenders from time to time party thereto (the “Receivables Financing Lenders”), PNC Bank, National Association (“PNC Bank”), as administrative agent, Evoqua Water Technologies LLC (“EWT LLC”), an indirect wholly-owned subsidiary of the Company, as initial servicer, and PNC Capital Markets LLC (“PNC Markets”), as structuring agent, pursuant to which the lenders have made available to Evoqua Finance a receivables finance facility (the “Securitization Facility”) in an amount up to $150.0 million and (ii) a Sale and Contribution Agreement (the “Sale Agreement”) among Evoqua Finance, as purchaser, EWT LLC, as initial servicer and as an originator, and Neptune Benson, Inc., an indirectly wholly-owned subsidiary of the Company, as an originator (together with EWT LLC, the “Originators”). Under the Receivables Securitization Program, the Originators, pursuant to the Sale Agreement, are required to sell substantially all of their trade receivables and certain related rights to payment and obligations of the Originators with respect to such receivables (the “Receivables”) to Evoqua Finance, which, in turn, will obtain loans secured by the Receivables from the Receivables Financing Lenders pursuant to the Receivables Financing Agreement. On April 1, 2021, Evoqua Finance borrowed $150.0 million under the Securitization Facility.

Pursuant to the Receivables Securitization Program, the aggregate principal amount of the loans made by the Receivables Financing Lenders will not exceed $150.0 million outstanding, subject to the borrowing base restrictions, unless so increased under the Receivables Financing Agreement. The Receivables Financing Lenders under the Receivables Securitization Program receive interest at LIBOR or LMIR as selected by Evoqua Finance. The Receivables Financing Agreement contains customary LIBOR benchmark replacement language. Additionally, PNC Bank and PNC Markets will receive certain fees as agents, and EWT LLC will receive a fee as servicer of the Receivables.

The Receivables Securitization Program contains certain customary representations, warranties, affirmative covenants and negative covenants, subject to certain cure periods in some cases, including the eligibility of the Receivables being sold by the Originators and securing the loans made by the Receivables Financing Lenders, as well as customary reserve requirements, events of default, termination events, and servicer defaults. The Receivables Securitization Program termination events permit the Receivables Financing Lenders to terminate the Receivables Financing Agreement upon the occurrence of certain specified events, including failure by Evoqua Finance to pay amounts when due, certain defaults on indebtedness under the Senior Facilities, certain judgments, a change of control, certain events negatively affecting the overall credit quality of transferred Receivables and bankruptcy and insolvency events.

The Receivables Securitization Program matures on April 1, 2024.

The proceeds from the sale of Receivables pursuant to the Receivables Securitization Program may be used to repay other indebtedness and for other general corporate purposes.

The foregoing descriptions of the 2021 Credit Agreement, the Receivables Financing Agreement and the Sale Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the 2021 Credit Agreement, the Receivables Financing Agreement, and the Sale Agreement, copies of which are attached hereto as Exhibit 10.1, Exhibit 10.2, and Exhibit 10.3, respectively, and the terms of which are incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

In connection with entering into the 2021 Credit Agreement and the Receivables Securitization Program, on April 1, 2021, EWT III applied the net proceeds of the Senior Facilities and the Securitization Facility, together with cash on hand, to repay all outstanding indebtedness under the Existing Credit Agreement among EWT III, as the borrower, EWT II, as parent guarantor, the subsidiary guarantors party thereto, the lenders from time to time party thereto, and Credit Suisse AG, as administrative agent and collateral agent, and terminated that facility.

The Existing Credit Agreement provided for a $125.0 million revolving credit facility and a term loan facility in the aggregate principal amount of approximately $826.4 million. Subject to the terms of the Existing Credit Agreement, the revolving credit facility was scheduled to expire on December 20, 2022 and the term loan facility was scheduled to expire on December 20, 2024. The representations, warranties, covenants and events of default of the Existing Credit Agreement are substantially similar to the terms of the 2021 Credit Agreement described above in all material respects.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1*	Credit Agreement among EWT Holdings III Corp., as the borrower, EWT Holdings II Corp., as parent guarantor, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and ING Capital, LLC, as sustainability coordinator, dated April 1, 2021

10.2*	Receivables Financing Agreement among Evoqua Finance LLC, as the borrower, the lenders from time to time party thereto, PNC Bank, National Association, as administrative agent, Evoqua Water Technologies LLC, as initial servicer, and PNC Capital Markets LLC, as structuring agent, dated April 1, 2021

10.3*	Sale and Contribution Agreement among Evoqua Finance LLC, as the purchaser, Evoqua Water Technologies LLC, as initial servicer and as an originator, and Neptune Benson, Inc., as an originator, dated April 1, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain annexes to these agreements have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted annex upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 1, 2021	EVOQUA WATER TECHNOLOGIES CORP.

	By:	/s/ Benedict J. Stas
Benedict J. Stas
Executive Vice President, Chief Financial Officer & Treasurer